 Execution Version

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made effective as of April 27, 2011, by and between Lighting Science Group Corporation, a Delaware corporation (the “Company”) and Koninklijke Philips Electronics N.V. (“Philips”).

WHEREAS, the Company has filed a registration statement for a public offering (the “Public Offering”) of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and intends to engage in the Public Offering as soon as reasonably practicable;

WHEREAS, the Company’s current capital structure includes warrants to purchase 6,501,526 shares of Common Stock on the terms set forth in that certain Warrant Agreement (the “Series D Warrant Agreement”), dated as of December 22, 2010, by and between the Company and American Stock Transfer & Trust Company, a New York corporation (“Series D Warrants”);

WHEREAS, pursuant to that certain Stock Purchase, Exchange and Recapitalization Agreement (the “Recapitalization Agreement”), dated as of September 30, 2010, by and among the Company, Pegasus Partners IV, L.P., a Delaware limited partnership (“Pegasus IV”), LSGC Holdings LLC, a Delaware limited liability company, and LED Holdings, LLC, a Delaware limited liability company, the Company credited each of the holders of the Series D Warrants, including Philips, with an amount equal to all the Exercise Price Accrual and LV Accrual (each as defined in Certificate of Designation for the Company’s Series D Preferred Stock as it existed upon execution of the Recapitalization Agreement) not otherwise distributed to the holders of Series D Warrants (the “Accrual Credit”);

WHEREAS, the Company believes the number of outstanding Series D Warrants and the related Accrual Credit are impediments to the successful completion of the Public Offering, and that it is in the best interests of the Company and its stockholders (other than Philips) to reduce the number of Series D Warrants outstanding in order to facilitate the Public Offering;

WHEREAS, Philips beneficially owns a Series D Warrant to purchase 5,330,482 shares of Common Stock (the “Exchange Warrant”), representing approximately 82% of the outstanding Series D Warrants and the accompanying Accrual Credit of $25,845,441; and

WHEREAS, in order to facilitate the Public Offering, Philips is willing to exchange its Exchange Warrant and Accrual Credit for shares of Common Stock on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.           Exchange of Exchange Warrant for Common Stock.  Philips shall exchange the Exchange Warrant and all of its Accrual Credit for 1,359,273 shares of Common Stock (the “Exchange Shares”).

2.           Delivery of Certificates.  On or prior to the date hereof, Philips shall deliver to the Company, in accordance with this Agreement, evidence of ownership of the Exchange Warrant reasonably satisfactory to the Company.  On or promptly following the date hereof, the Company shall deliver to Philips in accordance with this Agreement a duly executed certificate representing the Exchange Shares.

3.           Company Representations and Warranties.  The Company represents and warrants to Philips that as of the date hereof:

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and carry on its business as presently conducted.

(b)           The issuance, sale and delivery of the Exchange Shares in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of the Company.

(c)           This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and the execution, delivery and performance of this Agreement by the Company does not conflict with, violate or cause a breach of (i) any provision of the certificate of incorporation, bylaws or other organizational documents of the Company, (ii) any agreement, contract or instrument to which the Company is a party or (iii) any law, judgment, order or decree to which the Company is subject or otherwise applicable to the Company.

(d)           Capitalization

(i)
Schedule 3(d)(i) attached hereto sets forth a true, complete and correct listing, as of the date hereof (after giving effect to all of the transactions contemplated by this Agreement) of all of the Company’s outstanding: (i) shares of Common Stock; (ii) shares of preferred stock (“Preferred Stock”), and (iii) securities convertible into or exchangeable or exercisable for shares of Common Stock (the “Derivative Securities”), including the applicable exercise price of such Derivative Securities, other than any Derivative Securities issued pursuant to the Company’s Amended and Restated Equity-Based Compensation Plan (the “Management Equity”).

(ii)
Except for the Derivative Securities, any Management Equity and the Exchange Shares to be issued pursuant to this Agreement, no subscription, warrant, option, convertible security, stock appreciation, preemptive right or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its Subsidiaries (as hereinafter defined) is authorized or outstanding, and except for the Derivative Securities, the Management Equity, the Exchange Shares and the shares of Common Stock the Company expects to issue in conjunction with the Public Offering, there is not any commitment of the Company or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets. As used in this Agreement, “Subsidiary” means, with respect to the Company, any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other ownership interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

(e)           SEC Reports; Financial Statements

(i)
As of their respective filing dates, the most recent Form 10-K and Form 10-Q filed by the Company with the Securities and Exchange Commission (the “SEC,” and such filings, the “Company SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”) and the Securities Exchange Act of 1934, as amended (the “1934 Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder.

(ii)
Except to the extent that information contained in any Company SEC Document has been revised or superseded by a document the Company subsequently filed with the SEC (prior to the date hereof), none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii)
The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable regulations promulgated by the SEC.

(iv)
Subsequent to the filing of the Company’s most recent financial statements with the SEC, there has been no material and adverse change or development, or event involving such a prospective change, in the condition, business, properties or results of operations of the Company and its subsidiaries.

(f)           The offer and sale of the Exchange Shares by the Company to Philips in the manner contemplated by this Agreement will be exempt from the registration requirements of the 1933 Act.

4.           Philips Representations and Warranties.  Philips represents and warrants to the Company that as of the date hereof:

(a)           Philips is the sole and exclusive owner of the Exchange Warrant free and clear of any liens, encumbrances, or charges of any nature whatsoever, and Philips has not transferred, hypothecated, pledged or otherwise disposed of the Exchange Warrant or any interest therein.

(b)           Philips has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and thereunder, and to purchase, acquire and accept delivery of the Exchange Shares.

(c)           The Exchange Shares are being acquired for Philips’ own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities laws.

(d)           Philips does not intend to make any sale, transfer or other disposition of the Exchange Shares in violation of the 1933 Act or the 1934 Act or the rules and regulations promulgated thereunder or any applicable state securities laws.

(e)           Philips is sophisticated in financial matters and is able to evaluate the risks and benefits of an investment in the Exchange Shares.  Philips understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss.  Philips has carefully considered and has, to the extent Philips deems necessary, discussed with Philips’ professional legal, tax, accounting and financial advisers the suitability of its investment in the Exchange Shares.

(f)           Philips is able to bear the economic risk of its investment in the Exchange Shares for an indefinite period of time because the Exchange Shares have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.  Philips: (i) understands and acknowledges that the Exchange Shares have not been registered under the 1933 Act, nor under the securities laws of any state, nor under the laws of any other country and (ii) recognizes that no public agency has passed upon the accuracy or adequacy of any information provided to Philips or the fairness of the terms of its investment in the Exchange Shares.

(g)           Philips has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Exchange Shares.

(h)           This Agreement constitutes the legal, valid and binding obligation of Philips, enforceable against it in accordance with its terms, and the execution, delivery and performance of this Agreement by Philips does not and will not conflict with, violate or cause a breach of (i) any provision of the certificate of incorporation, bylaws or comparable organizational documents of Philips, (ii) any agreement, contract or instrument to which Philips is a party or (iii) any law, judgment, order or decree to which Philips is subject or otherwise applicable to Philips.

(i)           Philips became aware of the offering of the Exchange Shares other than by means of general advertising or general solicitation.

(j)           Philips is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder and any applicable rules or regulations or interpretations thereof promulgated by the SEC or its staff.

(k)           Philips acknowledges that the certificates for the Exchange Shares will contain a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE COMPANY MAY REQUEST A WRITTEN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH AN OFFER, SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.”

5.           Indemnification

           (a)           Indemnification Provisions for Philips’ Benefit.  The Company will indemnify and hold Philips and its affiliates, and their respective officers, directors, managers, employees, agents, representatives, stockholders and similarly situated persons (collectively, “Representatives”), harmless from and pay any and all Damages (as defined below) directly or indirectly resulting from, relating to, arising out of or attributable to any violation or breach of any representation, warranty, covenant or agreement the Company has made in this Agreement, including as a result of any Action (as defined below) initiated by a third party that is directly or indirectly related to a violation or breach of any such representation, warranty, covenant or agreement of the Company.

           As used herein, the term “Damages” means all losses (including diminution in value), damages and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses and the allocable portion of the relevant person’s internal costs) of investigation, preparation and litigation, in connection with any action, suit, arbitration, mediation, investigation or similar proceeding  (an “Action”) or threatened Action.

           (b)          Indemnification Provisions for the Company’s Benefit.  Philips will indemnify and hold the Company and its affiliates, and their respective Representatives, harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of or attributable to any violation or breach of any representation, warranty, covenant or agreement Philips has made in this Agreement, including as a result of any Action (as defined below) initiated by a third party that is directly or indirectly related to a violation or breach of any such representation, warranty, covenant or agreement of Philips.

(c)           Indemnification Claim Procedures.

(i)
In order for Philips or its affiliates or their respective Representatives (each a “Philips Indemnified Party”), or alternatively, for the Company or its affiliates or their respective Representatives (each, together with each Philips Indemnified Party, an “Indemnified Party”), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving any Damages or any claims or demands made by any person against such Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Company or Philips, as applicable (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 5 except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(ii)
If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Damages that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party, with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period referred to in, and otherwise in accordance with, the first sentence of this Section 5(c)(ii), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim, in its sole discretion, at the cost and expense of the Indemnifying Party.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii)  the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified

Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party in connection with the defense of such Third Party Claim.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.

(iii)
The Indemnifying Party shall promptly pay and reimburse any Indemnified Party for any Damages incurred by it in connection with any Third Party Claim for which the Indemnified Party is entitled to indemnification hereunder upon notice thereof from the Indemnified Party, provided that if any such payment is made after five business days from the date that the Indemnifying Party received such notice (each, a “Payment Due Date”), such payment shall accrue interest at a rate of 5% from the relevant Payment Due Date until the date that payment of such amount and any interest accrued thereon is paid in full to the Indemnified Party.

(iv)
The Indemnifying Party shall not be entitled to require that any action be made or brought against any other person before action is brought or claim is made against it hereunder by the Indemnified Party.

(v)
In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 5 except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Section 5.

6.           General Provisions.

(a)           Notices.  Any notice or other communication required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile (if a copy of such notice is also sent by first class certified mail within one day of the facsimile transmission) addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

if to the Company, to:

Lighting Science Group Corporation
Building 2A, 1227 South Patrick Drive
Satellite Beach, FL 32937
Fax: (321) 779-5521
Attn: General Counsel

with a copy (which shall not constitute notice) to:

Greg R. Samuel
Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219
Fax: (214) 200-0577

if to Philips to:

Royal Philips Electronics
Amstelplein 2, 1096 BC
Building HBT 12
P.O. Box 77900, 1070 MX
Amsterdam, The Netherlands
Attn:           Marcio Barbosa
Head of Corporate Finance

with a copy (which shall not constitute notice) to:

Philips Lighting North America
3 Burlington Woods Drive
Burlington, MA 01803
Attn. Michael L. Manning
Fax: (781) 418-7988

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell
125 Broad Street
New York, New York 10004-2498
Attn. Matthew G. Hurd
Fax: (212)558-3588

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto.  All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.

(b)          Choice of Law.  The laws of the State of New York without reference to the conflict of laws provisions thereof, will govern all questions concerning the construction, validity and interpretation of this Agreement.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except as set forth in Section 6(e).

(d)           Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by any party hereto.  This Agreement is not intended to confer any rights or benefits on any persons other than (i) with respect to Section 5 only, the Indemnified Parties and (ii) the parties hereto.  Any assignment in violation of this Section 6(d) shall be null and void ab initio.

             (e)          Amendment and Waiver.  The provisions of this Agreement may be amended only with the prior written consent of the Company and Philips and may be waived with the prior written consent of the party against whom the waiver is sought.  No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor will any waiving of any right, power or privilege operate to waive any other subsequent right, power or privilege.  The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

 (f)          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

 (g)        Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute a single agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

LIGHTING SCIENCE GROUP CORPORATION

By: /s/ Gregory T. Kaiser
Name: Gregory T. Kaiser
Title: CFO and Corporate Secretary

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By: /s/ Michael L. Manning
Name: Michael L. Manning
Title: Attorney-In-Fact

Signature Page to Exchange Agreement

Schedule 3(d)(i)

Common Stock Outstanding	186,595,069

Beneficially Owned Shares		Exercise Price
Stock Options	12,696,053	$0.60 to $10.80

Warrants
2007 PIPE Warrants	3,160,281	1.60
Line of Credit Guarantors	121,375	6.00
ABM Warrants	20,000	8.00
Icurie Warrants	6,250	6.40
March Series D Warrants	301,268	5.90
April Series D Warrants	869,776	5.92
THD Warrants	5,000,000	2.00

	9,478,950

Fully Diluted Common Stock	208,770,072